FUSION	Jonscott Turco
CONTACT:	212-201-2401
jturco@fusiontel.com

FUSION ACQUIRES TELECOMMUNICATIONS LICENSE IN THE DOMINICAN REPUBLIC

InitiatesPlan to Launch Comprehensive Suite of Voice and Video Solutions

New York, NY September 24, 2007- Fusion (AMEX: FSN), a global communications services provider, today announced that it has acquired a license to sell its communications services in the Dominican Republic. The Dominican Republic provides a strong market opportunity for Fusion. The country has a growing Internet penetration that is approaching 23%, and a population of over nine million, representing about one quarter of the population of the Caribbean.

Fusion will offer a comprehensive suite of advanced voice, data and video products to consumers and businesses in the Dominican Republic. Recognizing the importance of connecting Dominican consumers and businesses with their friends, families and associates in markets around the world, Fusion is developing customized solutions to serve Dominican communities, wherever they may be. As it has in a number of markets worldwide, Fusion will establish distribution partnerships to serve the Dominican market, both inside and outside the country.

“Fusion is very pleased to be able to offer a full suite of Voice over Internet Protocol (VoIP) services, as well as our new and exciting video solutions, to residents and businesses in the Dominican Republic,” said Matthew Rosen, President and Chief Executive Officer of Fusion. “We believe Fusion’s products and services will deliver exceptional value and quality to the people of the Dominican Republic and to Dominican communities around the world.”

“We plan to drive sales of our Efonica VoIP offering as well as other Fusion products and services through new networks of distribution partners,” said Juan Carlos Quan, Regional Director - Latin America for Fusion. “We will form strategic alliances with Dominican retailers, Internet providers and other businesses in order to make Fusion’s services readily available to residents of the Dominican Republic, and to facilitate strong and vital connections between Dominican communities around the world.”

About Fusion:

Fusion delivers a full range of advanced IP-based services to corporations, consumers and carriers worldwide. Fusion’s Efonica-branded VoIP products and services, which focus primarily on Asia, the Middle East, Africa and Latin America, have over one million subscribers from more than 100 countries. For additional information please go to http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.